                               As filed with the Securities and Exchange Commission on January 31, 2001.

                                                                                                             Registration No. 333-41560

                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549

                                                    Post-Effective Amendment No. 1
                                                                  to
                                                               Form S-3

                                                     REGISTRATION STATEMENT UNDER
                                                      THE SECURITIES ACT OF 1933

                                                      VESTA INSURANCE GROUP, INC.
                                        (Exact name of registrant as specified in its charter)

                        Delaware                               6711                           63-1097283
                (State or other jurisdiction of      (Primary Standard Industrial          (I.R.S. Employer
                incorporation or organization)        Classification Code Number)          Identification No.)

                                                         3760 River Run Drive
                                                       Birmingham, Alabama 35243
                                                            (205) 970-7000
                                     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                     John McCullough, Vice President and Associate General Counsel
                                                      Vesta Insurance Group, Inc.
                                                         3760 River Run Drive
                                                       Birmingham, Alabama 35243
                                                            (205) 970-7000
                                           (Name, address, including zip code, and telephone
                                          number, including area code, of agent for service)

                        Approximate date of commencement                     As soon as practicable following the effective
                        of proposed sale to the public:                      date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                             SUBJECT TO COMPLETION, DATED January 31, 2001

                                                                [Logo]

                                                   5,900,000 SHARES OF COMMON STOCK

                                                      VESTA INSURANCE GROUP, INC.
Vesta Insurance Group, Inc. is offering up to 5,900,000 shares of our common stock. We may offer these shares from time to time directly to investors, through agents or finders acting on our behalf, or through underwriters. We will sell these shares directly, or through our agents or finders, at negotiated prices. If we engage any underwriters to sell these shares, we will set forth in a prospectus supplement the nature of the underwriting arrangements, the applicable underwriters discounts and commissions and the net proceeds we will receive in the sales. We have listed these shares of our common stock for trading on the New York Stock Exchange under the symbol "VTA."

The shares offered in this prospectus involve a high degree of risk. You should carefully consider the "risk factors" described beginning on page 1 in determining whether to purchase the shares being offered hereby.

Neither the U.S. Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _________________, 2001

                                                        TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----

VESTA INSURANCE GROUP

Vesta Insurance Group, Inc. is a holding company for a group of personal lines insurance companies that offer property/casualty, life and accident and health insurance. Our principal operating subsidiary is Vesta Fire Insurance Corporation. Our principal executive offices are at 3760 River Run Drive, Birmingham, Alabama 35243, and our telephone number is (205) 970-7000.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we may face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our Common stock could decline, and you may lose all or part of your investment.

BUSINESS RISKS

The Personal Lines Insurance Business is Highly Competitive, and We May Not Be Able to Compete Effectively Against Larger, Better Capitalized Companies

We compete with dozens of property and casualty insurance companies, many of which are better capitalized than us and have higher A.M. Best ratings than us. We believe that the superior capitalization of many of our competitors enables them to withstand lower profit margins and, therefore, to offer lower rates. We believe that the superior capitalization of many of our competitors enables them to market their products more aggressively and to take advantage more quickly of new marketing opportunities, such as the internet. We also believe that our competition may become increasingly better capitalized in the future as the traditional barriers between insurance companies and banks and other financial institutions erode and as the property and casualty industry continues to consolidate. We believe that our ability to compete against our larger, better capitalized competitors depends on our ability to deliver superior service and our strong relationships with our independent agency force.

If Our Competitors Decided to Target Our Customer Base by Offering Lower Priced Insurance, We May Not Be Able to Respond Competitively

We price our insurance based on estimated profit margins, and we do not expect to be able to significantly reduce our current estimated profit margins in the near future. Many of our competitors, however, are better capitalized than we are and may be able to withstand significant reductions in their estimated profit margins. If our competitors decided to target our customer base by offering lower priced insurance, we may not be able to respond competitively.

We Depend On Agents Who May Discontinue Sales of Our Policies at Any Time

Our relationship with our independent agents is perhaps the most important component of our current competitive profile. If these independent agents find it easier to do business with our competitors, it would be difficult to renew our existing business or attract new business in our Personal Lines segment. Because we do business with approximately 2500 agencies in 42 states, we can not rely on the independent agents' loyalty to us. Although we believe we enjoy good relationships with our independent agents and are striving to make doing business with us as easy as possible, we cannot be sure that these agents will continue to sell our insurance to the individuals they represent.

If We Cannot Adequately Meet Our Independent Agents' Needs or Keep Pace with Our Competitors' Technological Advances, We May Lose Significant Business

Because we do business with approximately 2,500 agents in approximately 40 states, we must be able to offer these agents innovative solutions to their daily problems and be able to respond to their needs as quickly as possible to develop their loyalty. If our agency force finds it easier to do business with our competitors, we may not be able to retain their business.

If We Cannot Maintain and Improve Our A.M. Best Ratings, We May Not Be Able to Maintain Premium Volume in Our Insurance Operations Sufficient to Attain Our Financial Performance Goals

Our ability to retain our existing business or to attract new business in our insurance operations depends largely on our rating by A.M. Best Company. Although A.M. Best Company upgraded our rating to "B+" in February, 2000, we believe we must further improve our rating in order to more effectively compete in the highly competitive personal lines insurance market. Although we intend to work towards a higher rating, A.M. Best Company has ultimate discretion over its rating assignments. If we are unable to achieve a higher A.M. Best rating, we may not be able to grow our premium volume sufficient to attain our financial performance goals. If A.M. Best were to downgrade our rating, we could lose significant premium volume.

Our Acquisition Strategy May Require Us to Make Significant Capital Infusions, Be Dilutive to Our Existing Shareholders, and Result in Difficulties in Assimilating and Integrating the Operations, Personnel, Technologies, Products And Information Systems of Acquired Companies.

We have announced a strategy to maximize our returns through strategic investments, including entry into non-standard automobile, life and annuity products and accident and health coverage, and we plan to pursue acquisition opportunities in the future. Acquisitions may require significant capital infusions, typically entail many risks and could result in difficulties in assimilating and integrating the operations, personnel, technologies, products and information systems of the acquired company. We may also encounter unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, or contractual, intellectual property or employment issues. In addition, the key personnel of the acquired company may decide not to work for us. The acquisition of another company or its products and technologies may also require us to enter into a geographic or business market in which we have little or no prior experience. These challenges could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, acquisitions may materially and adversely affect our results of operations because they may require large one-time write-offs, increased debt and contingent liabilities, substantial depreciation or deferred compensation charges or the amortization of expenses related to goodwill and other intangible assets. We may seek to account for acquisitions under the pooling-of-interests accounting method, but that method may not be available. Any of these events could cause the price of our common stock to decline. Furthermore, if we issue equity or convertible debt securities to pay for an acquisition, the issuance may be dilutive to our existing shareholders. In addition, the equity or debt securities that we may issue could have rights, preferences or privileges senior to those of the holders of our Common Stock.

We cannot assure you that we will be able to consummate any of our acquisitions or that we will realize the benefits anticipated from these acquisitions. In the future, we may not be able to find other suitable acquisition opportunities. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms. Moreover, due to our limited acquisition experience, it may be difficult for us to successfully integrate any acquired businesses, products, technologies or personnel, which could materially and adversely affect our business, financial condition and results of operations.

FINANCIAL RISKS

We Are Currently Defending Class Action Litigation Seeking Unspecified but Potentially Significant Damages

As discussed in our public filings, we are currently defending a class action lawsuit alleging, among other things, violations of the federal securities laws. As of December 31, 2000, this class action was still in its preliminary stages. However, the damages or settlement costs incurred by us in disposition of this proceeding could be substantial. Although we have procured a multi-tiered package of directors and officers liability insurance to cover such damages or settlement costs, the issuer of the primary $25 million policy, the Cincinnati Insurance Company, has attempted to rescind its policy. We cannot guarantee that insurance coverage will ultimately be available for any damages or settlements costs incurred. If the damages or settlement costs incurred in connection with this class action are ultimately determined to not be covered by our directors' and officers' insurance policies for any reason, we may incur a significant loss during the period in which such determination is made.

We Face a Risk of Non-Collection of Reinsurance Recoverables Involving Substantial Amounts

Although we reinsure a significant portion of potential losses on the policies which we issue, we initially pay all claims and seek to recover the reinsured losses from our reinsurers. Although we report as assets the amount of claims paid which we expect to recover from reinsurers, we can never be certain that we will be able to collect those amounts. Sometimes the reinsurer is unable to pay, and other times the reinsurer may dispute our calculation of the amounts recoverable. Approximately $54.5 million of our reinsurance recoverables reported as of September 30, 2000 was attributable to one reinsurance treaty. Although we believe this amount is properly recoverable under the terms of such treaty, the various treaty participants have disputed our calculation. If the amount recoverable under such treaty is ultimately determined to be materially less than the amount we have reported as recoverable, we may incur a significant loss during the period in which such determination is made.

If Loss Reserves Prove to be Inadequate, Then We Would Incur a Charge to Earnings

We maintain reserves to cover our estimated ultimate liability for losses and related expenses with respect to reported and unreported claims incurred. To the extent that reserves prove to be inadequate in the future, we would have to increase our reserves and incur a charge to earnings in the period such reserves are increased, which could have a material adverse effect on our financial condition and results of operations. The establishment of appropriate reserves is an inherently uncertain process, and we can not be sure that ultimate losses and related expenses will not materially exceed our reserves. Reserves are estimates involving actuarial and statistical projections at a given time of what we expect to be the cost of the ultimate settlement and administration of claims based on facts and circumstances then known, estimates of future trends in claims severity and other variable factors such as inflation.

Substantial Sales of Our Common Stock by Our Large Stockholders Could Cause Our Stock Price to Fall.

We have a limited number of stockholders that hold a large portion of our common stock, and a limited number of persons may acquire large portions of our common stock as a result of this offering. To the extent any large stockholder sells substantial amounts of our common stock in the public market, the market price of our common stock could fall.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities Exchange Commission allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934:
            (a)        our Annual  Report on Form 10-K for the fiscal year ended  December 31, 1999 filed March 30, 2000, as amended by
                       Form 10-K/A filed November 29, 2000;

            (b)        our definitive proxy materials dated April 11, 2000 for the annual meeting of stockholders held May 18, 2000;

            (c)        our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2000, June 30, 2000 and March 31, 2000;

            (d)        our Current  Reports on Form 8-K filed  January 30, 2001,  January 11,  2001,  July 14, 2000,  June 21, 2000 and
                       January 13, 2000, and our amended current report on Form 8-K/A filed September 12, 2000;

            (e)        The  description of our common stock set forth in our  registration  statement on Form 8-A,  filed  November 13,
                       1993, as supplemented by the rights registered on Form 8-A filed July 12, 2000, as amended on September 1, 2000.

We will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference). Such requests should be directed to John McCullough, Vice PresidentAssociate General Counsel, Vesta Insurance Group, Inc., 3760 River Run Drive, Birmingham, Alabama 35243.

USE OF PROCEEDS

We intend to use the proceeds of this offering to repay a $32,200,000 promissory note that we made to the Birmingham Investment Group, LLC in connection with our recent repurchase of these shares. This note becomes due on May 29, 2001 and bears interest at the rate of 9% per annum. In addition, we may use the proceeds from the sale of the shares for working capital and other general corporate purposes.
PLAN OF DISTRIBUTION

            We may sell the securities being offered hereby in one or more of the following ways from time to time:

o        directly to investors;

o        through agents and finders, including Cochran, Caronia and Co. Inc.; or

o        to underwriters for resale to the public or to investors.
Direct Sales

We may sell the shares of common stock directly to one or more purchasers without using agents, finders or underwriters.

Agents and Finders

We may engage agents or finders to use their reasonable efforts to solicit purchasers for the shares, including Cochran, Caronia and Co., Inc, a full service financial advisory firm that routinely provides financial advisory services to us. During 2000, we paid Cochran, Caronia approximately $1.3 million in fees. If we engage any other finders or agents with which we have any material relationship, we will provide a prospectus supplement describing that relationship.

Underwriters

If we engage underwriters to sell the shares, they will acquire the underwritten shares for their own account. The underwriters may resell the shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we engage any underwriters to sell the shares, we will set forth in a prospectus supplement the following information concerning the underwriter and our relationship with the underwriter:
o        the name or names of the underwriters;

o        whether the underwriting is a firm commitment or best efforts arrangement;

o        the amount of shares underwritten;

o        any material relationship we may have with the underwriter;

o        the nature of any underwriter's compensation and any discounts and commissions to be paid to the underwriter or any dealers in connection with the sale of the underwritten shares;

o        the nature of any over-allotment option giving the underwriter the right to buy additional shares from us;

o        whether the underwriter has any representation on our board of directors;

o        the nature of any indemnification agreement we may have with the underwriter;

o        any anticipated market stabilizing transactions in which the underwriter may engage; and

o        the purchase price of the securities being offered and the net proceeds we will receive from the sale.

VALIDITY OF SECURITIES

The validity of the Common stock offered hereby will be passed on by Donald W. Thornton, Senior Vice President and General Counsel to Vesta. As of December 31, 2000, Mr. Thornton was the beneficial owner of 92,968 shares of our Common stock.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A, as of December 31, 1999 and December 31, 1998 and for each of the years then ended have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
The financial statements and schedules as of December 31, 1997 and for the year then ended December 31, 1997, incorporated by reference herein and in the Registration Statement, have been incorporated by reference in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Securus Financial Corporation and Subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated in this prospectus by reference to the Current Report on Form 8-K/A of Vesta Insurance Group, Inc. dated September 12, 2000, have been so incorporated in reliance on the report of Grant Thornton LLP, independent certified accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, that file electronically at .

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution
     The estimated  expenses of issuance and  distribution,  other than  underwriting  discounts and commissions,  to be borne by Vesta are:

     Securities and Exchange Commission Registration Fee ..........................    $10,027.75
     Fees and Expenses of Counsel .................................................     10,000.00
     Fees of Accountants ..........................................................     15,000.00
     Miscellaneous Expenses........................................................      1,000.00
                                                                                       ----------

                  Total                                                                $36,027.75
                                                                                       ==========

Item 15. Indemnification of Directors and Offices

        Vesta is a Delaware corporation. Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending such action provided that the director or officer undertake to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

        A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where the officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of other rights to which an officer or director may be entitled under any corporation’s bylaws, agreement or otherwise.

        Vesta’s Certificate of Incorporation provides that no officer or director of Vesta will be personally liable to Vesta or its shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability (i) for any breach of the officer’s or director’s duty of loyalty to Vesta or shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the officer or director received an improper personal benefit.

        Vesta’s Bylaws provide that each director and officer of Vesta, and each person serving at the request of Vesta as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise, who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, will be indemnified and held harmless to the fullest extent authorized by Delaware law against all expense, liability and loss reasonably incurred by such indemnitee in such action, suit or proceeding. Vesta’s Bylaws also provide that Vesta may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Vesta or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss.

        While Vesta’s Certificate of Incorporation and Bylaws provide officers and directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, the Certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on an officer’s or a director’s breach of his or her duty of care.

Item 16. Exhibits

        An index to Exhibits attached to this registration statement appears at page II-5 hereof.

Item 17. Undertakings
(a)      Vesta hereby undertakes:

         (1)      To file,  during  any  period in which  offers  or sales  are  being  made of the  securities  registered  hereby,  a post-effective  amendment to this Registration  Statement to include any material  information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2)      That,  for the purpose of determining  any liability  under the Securities  Act, each such  post-effective  amendment shall be deemed to be a new Registration  Statement  relating to the securities  offered herein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)      To remove from  registration by means of a  post-effective  amendment any of the securities  being  registered  which remain unsold at the termination of the offering.

Vesta hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Vesta’s annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Birmingham, State of Alabama, on January 31, 2001.

                                                              VESTA INSURANCE GROUP, INC.

                                                              By:      /s/ Norman W. Gayle, III
                                                                       --------------------------------------------
                                                                           Norman W. Gayle, III, President

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors of Vesta Insurance Group, Inc., a Delaware corporation, by his execution hereof or upon an identical counterpart hereof, does hereby constitute and appoint Norman W. Gayle III and Donald W. Thornton as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, to execute and sign any and all pre-effective and post-effective amendments to this Registration Statement and to file same, with all exhibits and schedules thereto and all other documents in connection therewith, with the Securities and Exchange Commission and with such state securities authorities as may be appropriate, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes of the undersigned might or could do in person, hereby ratifying and confirming all the acts of said attorneys-in-fact and agent or any of them which they may lawfully do in the premises or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 31, 2001.

           SIGNATURE                                                                    TITLE

/s/ Norman W. Gayle, III                                              President (Principal Executive Officer), Director
-------------------------------------------
          Norman W. Gayle, III

/s/ James E. Tait                                                     Chairman of the Board of Directors
-------------------------------------------
                James E. Tait

/s/ W. Perry Cronin                                                   Chief Financial Officer (Principal Financial Officer)
-------------------------------------------
              William P. Cronin

/s/ Hopson B. Nance                                                   Controller (Principal Accounting Officer)
-------------------------------------------
              Hopson B. Nance

/s/ Walter M. Beale, Jr.                                              Director
-------------------------------------------
             Walter M. Beale, Jr.

/s/ Ehney A. Camp, III                                                Director
-------------------------------------------
             Ehney A. Camp, III

/s/ Alan S.,Farrior                                                   Director
-------------------------------------------
         Alan S. Farrior

/s/ Clifford F. Palmer                                                Director
-------------------------------------------
         Clifford F. Palmer

/s/ Stephen R. Windom                                                 Director
-------------------------------------------
         Stephen R. Windom
INDEX TO EXHIBITS
EXHIBIT NUMBER    DESCRIPTION OF EXHIBIT
--------------    ----------------------

4.1                        Indenture  between Vesta and Southtrust  Bank of Alabama,  National  Association,  dated as of July 19, 1995
                           (filed as an exhibit to Vesta's Form 10-K for the year ended December 31, 1995,  filed on March 28, 1996 and incorporated herein by reference (File No. 1-12338))

4.2                        Supplemental  Indenture between Vesta and Southtrust Bank of Alabama,  National Association,  dated July 19,
                           1995 (filed as an exhibit to Vesta's  Form 10-K for the year ended  December  31,  1995,  filed on March 28,
                           1996 and incorporated herein by reference (File No. 1-12338))

4.3                        Indenture dated as of January 31, 1997,  between Vesta and First Union National Bank of North  Carolina,  as
                           trustee  (filed as an exhibit to Vesta's Form 10-Q for the quarter  ended March 31,  1997,  filed on May 13,
                           1997 and incorporated herein by reference (File No. 1-12338))

4.4                        Amended and Restated  Declaration of Trust, dated as of January 31, 1997, of Vesta Capital Trust I (filed as an  exhibit  to  Vesta's  Form  10-Q for the  quarter  ended  March  31,  1997,  filed  on May 13,  1997 and incorporated herein by reference (File No. 1-12338)

4.5                        Capital  Securities  Guarantee  Agreement,  dated as of January  31,  1997,  between  Vesta and First  Union
                           National Bank of North Carolina,  as trustee (filed as an exhibit to Vesta's Form 10-Q for the quarter ended
                           March 31, 1997, filed on May 13, 1997 and incorporated by reference (File No. 1-12338))

5                          Opinion regarding validity of the shares.

23.1                       Consent of KPMG LLP

23.2                       Consent of PricewaterhouseCoopers LLP

23.3                       Consent of Grant Thornton LLP

Exhibit 5
                                                     [Letterhead of Don Thornton]

                                                           January 31, 2001

Vesta Insurance Group, Inc.
3760 River Run Drive
Birmingham, Alabama 35243

         Re:      Registration Statement on Form S-3
Gentlemen:

I am Senior Vice President and General Counsel to Vesta Insurance Group, Inc. In connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the offer and sale of up to 5,900,000 shares of Vesta's common stock, $.01 par value (the "Shares") held in Vesta's treasury.

I have participated in relevant corporate proceedings, have examined all corporate records, documents, agreements or other instruments of Vesta, have made all investigations of law and have discussed with Vesta's officers all questions of fact that I have deemed necessary or appropriate.

Based upon the foregoing, I am of the opinion that the Shares have been validly issued and, when sold in the manner contemplated by the Registration Statement for consideration per share not less than the par value per share of the Shares, will be fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
                                                              Very truly yours,

                                                              /s/ Donald W. Thornton

Exhibit 23.1

Independent Accountants’ Consent

The Board of Directors and Stockholders Vesta Insurance Group, Inc. Birmingham, Alabama:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Birmingham, Alabama
January 31, 2001

Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2000 (except for Note V, for which the date is November 28, 2000) relating to the financial statements and financial statement schedules, which appears in the Vesta Insurance Group, Inc.‘s Annual Report on Form 10-K/A for the year ended December 31, 1999. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

January 31, 2000

Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 14, 2000 on the consolidated financial statements of Securus Financial Corporation and Subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, appearing in the Current Report on Form 8-K/A of Vesta Insurance Group, Inc. dated September 12, 2000, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Oklahoma City, Oklahoma
January 30, 2001